Exhibit 99.1

ConocoPhillips Reports Fourth-Quarter Earnings of $1.2 Billion

HOUSTON--(BUSINESS WIRE)--January 27, 2010--ConocoPhillips (NYSE:COP):

Highlights

  Fourth-quarter adjusted earnings of $1.7 billion
  E&P production up more than 3 percent for the year, with international crude oil projects adding about 125,000 BOE per day
  Cost reduction targets exceeded
  Sanctioned Surmont Phase 2

ConocoPhillips (NYSE:COP) today reported fourth-quarter adjusted earnings of $1.7 billion. For the quarter, cash from operations was $5.1 billion, which was used to fund capital of $3.1 billion and pay dividends of $0.7 billion. Debt was reduced to $28.7 billion, resulting in a year-end debt-to-capital ratio of 31 percent.

“Our upstream business performed well during this quarter and throughout 2009,” said Jim Mulva, chairman and chief executive officer. “E&P full-year production was 65,000 BOE per day higher than 2008 production due to project ramp-ups and high operating efficiency. North American natural gas prices were improved slightly from the third quarter but for the year still lagged behind 2008 levels, negatively impacting both 2009 production volumes and earnings. In downstream, our utilization rates were significantly impacted by reduced run rates due to low worldwide refining margins.”

Full-year 2009 production in Exploration and Production (E&P) was 1.85 million barrels of oil equivalent (BOE) per day, compared with 1.79 million BOE per day in 2008. The increase was mainly due to approximately 125,000 BOE per day of new production from major oil project developments in the United Kingdom, China, Canada, Norway, Vietnam and Russia. Production also increased due to lower unplanned downtime and reduced impacts from production sharing arrangements, partially offset by base field decline and increased planned downtime. For the year, total production including the company’s share of LUKOIL was 2.29 million BOE per day.

For 2009, the company achieved cost reductions of $1.9 billion, or $1.7 billion adjusted for severance accruals. This is a decrease of approximately 12 percent for the year, exceeding the original target of $1.4 billion, or 10 percent. Market factors such as foreign currency and lower energy costs contributed about 60 percent of the reductions. In addition, savings were realized through the renegotiation of service and supply contracts, work force reductions and an ongoing focus on costs.

“With respect to exploration, we had three potentially significant discoveries in 2009, including the company-operated Poseidon discovery in the Browse Basin off the northwest coast of Australia. In the Gulf of Mexico, we participated in two Lower Tertiary discoveries, Tiber and Shenandoah. In addition, as recently announced, we added to our Lower Tertiary position by acquiring interest in 21 blocks in exchange for a share of our Chukchi Sea acreage offshore Alaska. Elsewhere, the company continues to see good results from our Eagle Ford shale gas play activities, and we have commenced drilling on our Muskwa shale gas acreage in British Columbia, Canada.”

The company recently announced plans to expand the Surmont heavy oil project in Canada, in which ConocoPhillips holds a 50 percent ownership. The Phase 2 Project, slated to begin initial construction in 2010, is expected to increase the company’s Surmont production from 10,000 to 50,000 net barrels per day, with plateau production expected in 2017. In China, production from the company-operated Bohai Bay facilities increased to approximately 45,000 net barrels of oil per day as the company progresses toward final completion of the Phase 2 development project. In addition, ConocoPhillips’ North Belut Field in Indonesia achieved first production during fourth-quarter 2009.

“In our downstream segment, we are responding to a difficult market by lowering utilization, reducing discretionary capital expenditures, managing costs and optimizing turnaround timing. In the fourth quarter our worldwide refining crude oil capacity utilization rate was 76 percent,” Mulva added. “As announced earlier, the upgrade project at the Wilhelmshaven, Germany refinery has been deferred.”

Consistent with plans to increase returns and improve its financial position, the company also announced a two-year, $10 billion asset disposition initiative and an $11.2 billion 2010 capital program. Approximately 86 percent of the 2010 capital program will be in support of the company’s E&P segment, while the Refining and Marketing segment represents 12 percent of the program. More information on the company's plans will be presented on March 24 when ConocoPhillips holds its annual analyst meeting.

2009 Financial Highlights

Fourth-quarter 2009 adjusted earnings were $1.7 billion, or $1.16 per share, compared with adjusted earnings of $1.9 billion, or $1.28 per share for the same period in 2008. Fourth-quarter 2009 adjusted earnings decreased versus fourth-quarter 2008 adjusted earnings primarily due to lower refining and marketing margins, volumes, and natural gas prices. The decrease was partially offset by higher earnings from improved crude oil prices, as well as lower costs across the company. For the fourth quarter of 2009, ConocoPhillips reported earnings of $1.2 billion, or $0.81 per share, reflecting impairments primarily related to certain mature natural gas properties in western Canada and the company’s equity investment in Naryanmarneftegaz. This compares with a loss of $31.8 billion, or $21.37 per share, from the same period in 2008.

ConocoPhillips’ full-year 2009 adjusted earnings were $5.4 billion, compared with full-year 2008 adjusted earnings of $16.4 billion. The 2009 adjusted earnings were lower than 2008 adjusted earnings primarily due to lower commodity prices and margins, partially offset by higher volumes and lower costs. Full-year 2009 earnings were $4.9 billion, compared with a loss of $17.0 billion in 2008.

Adjusted Earnings
	Millions of Dollars
	Fourth Quarter		Year Ended
	2009	2008	2009	2008
Exploration and Production (E&P)	$1,708	$1,392	$4,131	$12,072
Midstream	97	69	225	541
Refining and Marketing (R&M)	(204)	753	115	2,672
LUKOIL Investment	388	-	1,663	1,922
Chemicals	54	(6)	248	110
Emerging Businesses	3	60	3	115
Corporate and Other	(311)	(354)	(1,013)	(1,000)
ConocoPhillips	$1,735	$1,914	$5,372	$16,432

Earnings*
	Millions of Dollars
	Fourth Quarter		Year Ended
	2009	2008	2009	2008
Exploration and Production (E&P)	$1,201	$(24,293)	$3,604	$(13,479)
Midstream	97	69	313	541
Refining and Marketing (R&M)	(215)	289	37	2,322
LUKOIL Investment	388	(7,410)	1,663	(5,488)
Chemicals	54	(6)	248	110
Emerging Businesses	3	(25)	3	30
Corporate and Other	(311)	(388)	(1,010)	(1,034)
ConocoPhillips	$1,217	$(31,764)	$4,858	$(16,998)
*Net income attributable to ConocoPhillips

ConocoPhillips will host a conference call at 11 a.m. Eastern time today to discuss its quarterly results and provide a status update on operational and strategic plans. To listen to the conference call and to view related presentation materials, go to www.conocophillips.com and click on the “Investor Information” link. For detailed supplemental information, go to www.conocophillips.com/EN/investor/financial_reports/earnings_reports/Pages/index.aspx.

ConocoPhillips is an international, integrated energy company with interests around the world. Headquartered in Houston, the company had approximately 30,000 employees, $153 billion of assets, and $149 billion of revenues as of December 31, 2009. For more information, go to www.conocophillips.com.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, crude oil and natural gas prices; refining and marketing margins; potential failure to achieve, and potential delays in achieving, expected reserves or production levels from existing and future oil and gas development projects due to operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas; unsuccessful exploratory activities; potential disruption or unexpected technical difficulties in developing new products and manufacturing processes; potential failure of new products to achieve acceptance in the market; unexpected cost increases or technical difficulties in constructing or modifying company manufacturing or refining facilities; unexpected difficulties in manufacturing, transporting or refining synthetic crude oil; international monetary conditions and exchange controls; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and general domestic and international economic and political conditions; as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission (SEC). Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information -- This press release includes the terms adjusted earnings, adjusted earnings per share, and costs adjusted for severance accruals. These are non-GAAP financial measures and are included to help facilitate comparisons of company operating performance across periods. A reconciliation of earnings to adjusted earnings is shown in the tables below.

Reconciliation of Earnings to Adjusted Earnings

	Millions of Dollars Except Per Share Amounts
	Fourth Quarter		Year Ended
	2009	2008	2009	2008
Consolidated
Earnings (loss)	$1,217	$(31,764)	$4,858	$(16,998)
Less:
Goodwill impairment	-	25,443	-	25,443
LUKOIL investment impairment	-	7,410	-	7,410
Impairments - other	573	1,251	729	1,292
Net gain on asset sales/share issuance	(55)	(525)	(175)	(814)
Severance accruals	-	99	(40)	99
Adjusted earnings	$1,735	$1,914	$5,372	$16,432

Earnings (loss) per share of common stock	$0.81	$(21.37)	$3.24	$(11.16)

Adjusted earnings per share of common stock	$1.16	$1.28 *	$3.58	$10.66 *
*Based on adjusted diluted shares of 1,497.8 million and 1,540.8 million for fourth-quarter 2008 and year-end 2008, respectively.

E&P
Earnings (loss)	$1,201	$(24,293)	$3,604	$(13,479)
Less:
Goodwill impairment	-	25,443	-	25,443
Impairments - other	562	599	613	627
Net gain on asset sales	(55)	(428)	(55)	(590)
Severance accruals	-	71	(31)	71
Adjusted earnings	$1,708	$1,392	$4,131	$12,072

Midstream
Earnings	$97	$69	$313	$541
Less: Gain on share issuance by equity affiliate	-	-	(88)	-
Adjusted earnings	$97	$69	$225	$541

R&M
Earnings (loss)	$(215)	$289	$37	$2,322
Less:
Impairments	11	537	116	550
Net gain on asset sales	-	(97)	(32)	(224)
Severance accruals	-	24	(6)	24
Adjusted earnings (loss)	$(204)	$753	$115	$2,672

LUKOIL Investment
Earnings (loss)	$388	$(7,410)	$1,663	$(5,488)
Less: Impairment	-	7,410	-	7,410
Adjusted earnings	$388	$-	$1,663	$1,922

Emerging Businesses
Earnings (loss)	$3	$(25)	$3	$30
Less: Impairment	-	85	-	85
Adjusted earnings	$3	$60	$3	$115

Corporate
Earnings (loss)	$(311)	$(388)	$(1,010)	$(1,034)
Less:
Impairments	-	30	-	30
Severance accruals	-	4	(3)	4
Adjusted earnings (loss)	$(311)	$(354)	$(1,013)	$(1,000)

CONTACT:
ConocoPhillips
Nancy Turner, 281-293-1430 (media)
nancy.e.turner@conocophillips.com
or
Clayton Reasor, 281-293-4464 (investors)
c.c.reasor@conocophillips.com